Income

Exhibit 1: Income Statement (Second Quarter 2006)

		Ch$ millions		US$ millions (1)%
		Q2'06	Q2'05	Q2'06	Q2'05	Change

Net sales		110,013	102,249	203.9	189.5	7.6%

Cost of goods sold		(59,486)	(54,921)	(110.3)	(101.8)	-8.3%
	% of sales	54.1%	53.7%	54.1%	53.7%

Gross profit		50,527	47,328	93.7	87.7	6.8%
	% of sales	45.9%	46.3%	45.9%	46.3%

SG&A		(44,946)	(42,333)	(83.3)	(78.5)	-6.2%
	% of sales	40.9%	41.4%	40.9%	41.4%

Operating income		5,581	4,995	10.3	9.3	11.7%
	% of sales	5.1%	4.9%	5.1%	4.9%

Non-operating result
	Financial income	215	(262)	0.4	(0.5)	NM
	Equity in NI of rel. companies	62	50	0.1	0.1	23.7%
	Other non-operating income	2,365	429	4.4	0.8	451.1%
	Amortization of goodwill	(1,370)	(748)	(2.5)	(1.4)	-83.2%
	Interest expenses	(1,778)	(1,952)	(3.3)	(3.6)	8.9%
	Other non-operating expenses	(491)	(812)	(0.9)	(1.5)	39.5%
	Price level restatement	(584)	330	(1.1)	0.6	NM
	Currency exchange result	(285)	(94)	(0.5)	(0.2)	-204.1%
	Total	(1,866)	(3,058)	(3.5)	(5.7)	39.0%

Income before taxes		3,715	1,938	6.9	3.6	91.7%
	Income taxes	(835)	(700)	(1.5)	(1.3)	-19.3%
	Tax rate	22.5%	36.1%	22.5%	36.1%

Minority interest		364	(241)	0.7	(0.4)	NM

Amort. of negative goodwill		12	10	0.0	0.0	23.6%

Net income		3,257	1,006	6.0	1.9	223.6%
	% of sales	3.0%	1.0%	3.0%	1.0%

Earnings per share		10.23	3.16	0.02	0.01	223.6%
Earnings per ADR		51.13	15.80	0.09	0.03

Weighted avg. shares (millions)		318.5	318.5	318.5	318.5

Depreciation		10,393	10,334	19.3	19.2	0.6%
Amortization		162	138	0.3	0.3	17.7%
EBITDA		16,136	15,468	29.9	28.7	4.3%
	% of sales	14.7%	15.1%	14.7%	15.1%

Capital expenditures		10,215	10,014	18.9	18.6	2.0%

(1) Exchange rate: US$1.00 = Ch$539.44

Última actualización 8/3/2006
Por mgili